EXHIBIT B

STOCK TRADING PLAN

This Stock Trading Plan (the “Plan”) is being authorized and adopted by Laurent Bernard Marie Junique (“Client”) as of the date below, to facilitate the purchase of American Depositary Shares (“ADS”s)) (“Shares”) of TDCX Inc. (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

To dispel any inference that Client is trading in the Shares on the basis of, while using, when in possession of, or when aware of material nonpublic information; or that the trades in the Shares evidence Client’s knowledge of material nonpublic information, or information at variance with Issuer’s statements to investors; Client has determined to engage Credit Suisse AG Singapore Branch (“CSSB”) to purchase through its affiliate Credit Suisse Securities (USA) LLC (“CSSU”), a broker-dealer registered with the U.S. Securities and Exchange Commission, a pre-determined amount of Shares pursuant to the formula described in Exhibit A.

Representations, Warranties and Covenants Regarding Compliance with Rule 10b5-1:

1.          As of the date of this Plan, Client is not aware of any material nonpublic information regarding Issuer and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent CSSB from acting upon the instructions set forth in this Plan;

2.          Client is entering into this Plan in good faith and not as part of any scheme to evade the prohibitions of Rule 10b5-1 adopted under the Exchange Act or any other applicable federal or state law;

3.          Client has not entered into or altered, and will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares during the term of this Plan;

4.          Client acknowledges that it is the intent of the parties hereto that this Plan shall comply with the requirements of Rule 10b5-1(c) and that any amendment, modification, waiver or termination of this Plan must be made in accordance with the provisions of Rule 10b5-1(c);

5.          Client acknowledges that CSSU may make a market in the Shares and will continue to engage in market-making activities while executing transactions on the instructions of CSSB pursuant to the Plan; and

6.          Client may not discuss with CSSB or CSSU the timing of the trading in the Shares on Client’s behalf (other than to confirm these instructions and describe them if necessary).

7.          Client agrees to inform CSSB as soon as practical of any of the following:

i)	any subsequent contractual or legal restrictions imposed on Client or Issuer that would prevent CSSB or Client from complying with the Plan, or

ii)	the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 11 or Section 15 of the Plan, respectively.

Compliance with Rule 10b-18

8.          Client understands that as an “affiliated purchaser”, CSSU will use its best effort to comply with Rule 10b-18, the safe harbor for purchases of Issuer’s common stock, under the Securities Exchange Act of 1934 (the “Exchange Act”) , when purchasing Shares pursuant to this Plan.

Stock Splits / Reincorporations/ Reorganizations

9.          In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be purchased will be adjusted proportionately.

10.          In the event of a reincorporation or other corporate reorganization resulting in an internal Issuer share-for-share exchange of new shares for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

Suspension

11.          Purchases of Shares pursuant to the Plan shall be suspended where:

i)	trading of the Shares on the principal exchange or market on which the Shares trade is suspended for any reason;

ii)	CSSB and CSSU, each in its sole discretion, determine that there is a legal, regulatory or contractual reason why they cannot effect a purchase of Shares; or

iii)
CSSB is notified in writing by Client or Issuer that a purchase of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to Issuer or to Client (including without limitation, Regulation M).

12.          Subject to Section 4 above, CSSB will resume  purchases in accordance with the Plan as promptly as practicable after (a) CSSB receives notice in writing from Client or Issuer, as the case may be, that it may resume  purchases in accordance with the formula described in Exhibit A in the case of the occurrence of an event described in Section 11(iii) or (b) CSSB determines, in its sole discretion, that it may resume  purchases in accordance with the formula described in Exhibit A in the case of the occurrence of an event described in Sections 11(i) or 11(ii).

13.          Shares allocated under the Plan for   purchase during a period that has elapsed due to a suspension under Section 11 will be carried forward with the next amount of shares to be   purchased in accordance with the formula described in Exhibit A.

14.          In the event the formula described in Exhibit A provides for an amount of Shares to be  purchased during a given period pursuant to a limit order, Shares that would otherwise be permitted to be   purchased during that period but are not   purchased due to a suspension under Section 11, shall, upon lapse of the suspension, nonetheless be carried forward to be purchased with the next amount of Shares to be  purchased in accordance with the formula described in Exhibit A.

15.           CSSB is released from all liability in connection with any suspension of     purchases made in accordance with Section 11.

Termination

16.          The Plan shall terminate on the earliest to occur of the following:

i)	the termination date specified in Exhibit A;

ii)	the completion of all purchases in Exhibit A;

iii)
CSSB and CSSU’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) Client has not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) Client has made misstatements in Client’s representations or warranties in Sections 1-6 above that are false or materially inaccurate;

iv)
receipt by CSSB of written notice from Issuer or Client of: (a) the filing of a bankruptcy petition by Issuer; (b)  a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of Issuer into shares of a company other than Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

v)	receipt by CSSB of written notice of Client’s death in a format and substance deemed legally satisfactory by CSSB; and

vi)	receipt by CSSB of written notice of termination of the Plan from Client.

Execution, Average Pricing and Pro Rata Allocation of Purchases

17.          Client agrees and acknowledges that:

i)
If Client’s order to purchase Shares pursuant to the Plan, whether market or limit, is handled by a CSSU trading desk on instructions from CSSB, Client’s order shall be handled as “not held”.  A “not held” or “working order” permits a CSSU trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.

ii)
CSSU on instructions from CSSB] may execute Client’s order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) CSSU may aggregate Client’s order with other orders for other buyers of Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 purchase plan, execute them as block or in multiple smaller transactions, and allocate an average price to each seller.

Indemnification

18.          Client agrees to indemnify and hold harmless CSSB and its directors, officers, employees and affiliates, including CSSU, from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, directly arising out of or directly attributable to CSSB’s actions taken in compliance with the Plan, because of any breach by Client of the Plan, or any violation by Client of applicable federal or state laws or regulations.  This indemnification shall survive the termination of the Plan.

19.          Client has consulted with Client’s own advisors as to the legal, tax, business, financial and professional related aspects of Client’s adoption and implementation of this Plan.

Governing Law

20.          This Plan shall be governed by and construed in accordance with the laws of the State of New York.

Client and Issuer authorize and direct Issuer’s insider trading personnel to take all necessary steps to effect the instructions described in this Plan.

CLIENT

/s/ Laurent Bernard Marie Junique
(Signature)

Laurent Bernard Marie Junique
(Print Name)

31/3/2022
(Date)

ISSUER
Reviewed and authorized on
31 March, 2022		CREDIT SUISSE AG SINGAPORE BRANCH

/s/ Chin Tze Neng
Acknowledged and Agreed
By:	TDCX Inc.	this 1st day of April, 2022 :

Name:	Chin Tze Neng
Title:	Director

		By:	/s/ Dominique Boer
		Name:	Dominique Boer
		Title:	Managing Director, Credit Suisse AG

		By:	/s/ Jason Wong

		Name:	Jason Wong
		Title:	Executive Director, Credit Suisse AG